Exhibit 16.1


Ernst & Young, LLP
2901 Douglas Blvd., Suite 300
Roseville, CA 95661



March 22, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K filed March 22, 2005, of Waste Connections, Inc. and are in agreement with the statements contained in the first, second and third paragraphs on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP